UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2022

EzFill Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-40809	83-4260623
(Commission File Number)	(IRS Employer Identification No.)

2999 NE 191st Street, Suite 500, Aventura, Florida 33180

(Address of Principal Executive Offices)

305-791-1169

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001	EZFL	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 20, 2022, EzFill Holdings, Inc. (the “Company”) received a letter (the “Bid Price Notice”) from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon the closing bid price of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), for the last 30 consecutive business days, the Company no longer meets the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5450(a)(1).

The Bid Price Notice has no immediate effect on the listing of the Company’s Common Stock and its Common Stock will continue to trade on The Nasdaq Capital Market at this time.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements, but no decisions about any action have been made at this time.

In accordance with Nasdaq Listing Rules 5810(c)(3)(A), the Company has been provided a period of 180 calendar days, or until November 16, 2022, in which to regain compliance with the deficiency. In order to regain compliance with the minimum bid price requirement, the closing bid price of the Common Stock must be at least $1 per share for a minimum of ten consecutive business days during this 180-day period. If the Company does not regain compliance within this 180-day period, the Company may be eligible for an additional 180 calendar day compliance period provided that it meets certain continued listing standards, and provides the Staff with written notice of its intention to cure the deficiency.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2022

EZFILL HOLDINGS, INC.

/s/ Michael McConnell
Michael McConnell
Chief Executive Officer